                                  SCHEDULE 14A
                                 (RULE 14a-101)

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            PHELPS DODGE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)1 and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[PHELPS DODGE CORPORATION LOGO]

                                                              September 22, 1999

Dear Shareholder:

     We announced today that we have amended our exchange offers to holders of common stock of Asarco Incorporated and Cyprus Amax Minerals Company. We are now offering to exchange $9.00 net in cash plus 0.2880 shares of Phelps Dodge common stock for each outstanding share of Asarco common stock, and are separately offering to exchange $6.89 net in cash plus 0.2203 shares of Phelps Dodge common stock for each outstanding common share of Cyprus Amax, in each case on a fully prorated basis. Asarco shareholders may elect to receive either $25.90 in cash or 0.4413 shares of Phelps Dodge common stock for each Asarco common share, and Cyprus Amax shareholders may elect to receive either $19.81 in cash or 0.3376 shares of Phelps Dodge common stock for each Cyprus Amax common share, in each case subject to proration if the stock portion or the cash portion of the offer is oversubscribed.

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE AMENDED EXCHANGE OFFERS ARE IN THE BEST INTERESTS OF PHELPS DODGE AND ITS SHAREHOLDERS, HAS APPROVED THE AMENDED EXCHANGE OFFERS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF EACH OF THE PROPOSED STOCK ISSUANCES IN CONNECTION WITH THE EXCHANGE OFFERS.

     The attached document contains additional information about our amended proposal for a business combination of Phelps Dodge with Asarco and Cyprus Amax. You should read this document together with the proxy statement dated September 13, 1999, which was previously mailed to you, before returning the enclosed proxy card or casting your vote in person at the Special Meeting.

     If you have already returned a proxy card and do not wish to change your vote, you need not take any action at this time.

     WE URGE YOU TO VOTE FOR APPROVAL OF EACH OF THE PROPOSED STOCK ISSUANCES. If you should have any questions regarding the proposed stock issuance or our amended offers to acquire Asarco and Cyprus Amax, or if you would like to receive another copy of the September 13, 1999 proxy statement, please call our proxy solicitors, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

Sincerely,


/s/ DOUGLAS C. YEARLEY                                   /s/ J. STEVEN WHISLER
------------------------------------------------         ------------------------------------------------
Douglas C. Yearley                                       J. Steven Whisler
Chairman and                                             President and
  Chief Executive Officer                                Chief Operating Officer

                           PROXY STATEMENT SUPPLEMENT
                                       OF
                            PHELPS DODGE CORPORATION
                                    FOR THE
                        SPECIAL MEETING OF SHAREHOLDERS

                      ------------------------------------

                         TO BE HELD ON OCTOBER 13, 1999
                      ------------------------------------

     This Proxy Statement Supplement amends and supplements the proxy statement dated September 13, 1999, which we previously mailed to you, relating to the special meeting of shareholders of Phelps Dodge Corporation to be held on Wednesday, October 13, 1999, at 10:00 a.m., local time, at The Heard Museum, 2301 North Central Avenue, Phoenix, Arizona.

PHELPS DODGE'S AMENDED PROPOSAL FOR A BUSINESS
  COMBINATION WITH ASARCO AND CYPRUS AMAX

     On September 22, 1999, Phelps Dodge Corporation ("Phelps Dodge") announced that it was amending its exchange offers for common shares of ASARCO Incorporated ("Asarco") and Cyprus Amax Minerals Company ("Cyprus Amax"). Phelps Dodge is now offering to exchange $9.00 net in cash plus 0.2880 shares of Phelps Dodge common stock for each outstanding share of Asarco common stock, and is separately offering to exchange $6.89 net in cash plus 0.2203 shares of Phelps Dodge common stock for each outstanding share of Cyprus Amax common stock, in each case on a fully prorated basis. Asarco shareholders may elect to receive either $25.90 in cash or 0.4413 shares of Phelps Dodge common stock for each Asarco common share, and Cyprus Amax shareholders may elect to receive either $19.81 in cash or 0.3376 shares of Phelps Dodge common stock for each Cyprus Amax common share, in each case subject to proration if the stock portion or the cash portion of the offer is oversubscribed.

     If Phelps Dodge obtains all of the common shares of Asarco and of Cyprus Amax pursuant to the amended offers, former shareholders in Asarco and Cyprus Amax would own approximately 13% and 23%, respectively, of the common stock of Phelps Dodge, based upon the number of shares outstanding of Phelps Dodge, Cyprus Amax and Asarco on August 13, 1999, August 3, 1999 and July 31, 1999, respectively.

     The text of the press release issued by Phelps Dodge on September 22, 1999 is set forth below:

          PHELPS DODGE INCREASES OFFERS TO ACQUIRE ASARCO AND CYPRUS AMAX;
                   ADDS SUBSTANTIAL CASH COMPONENT TO BOTH OFFERS

           OFFERS PROVIDE 40% PREMIUMS TO ASARCO, CYPRUS AMAX SHAREHOLDERS

          PHOENIX, AZ, SEPTEMBER 22, 1999 -- Phelps Dodge Corporation (NYSE: PD) announced today that it has increased its offers to acquire Asarco Incorporated (NYSE: AR) and Cyprus Amax Minerals Company (NYSE: CYM) and added a substantial cash component to both offers. The revised offers would provide approximately 40% premiums to the shareholders of both Asarco and Cyprus Amax, based on the unaffected stock prices of all three companies.

          Phelps Dodge is now offering to acquire all shares of Asarco for $9.00 in cash and 0.2880 Phelps Dodge shares per Asarco share on a fully prorated basis. Based on Phelps Dodge's closing share price yesterday, the revised offer currently values Asarco at $25.47 per share, or a total equity value of $1.01 billion, based on approximately 39.8 million Asarco shares outstanding.

          Phelps Dodge is now offering to acquire all shares of Cyprus Amax for $6.89 in cash and 0.2203 Phelps Dodge shares per Cyprus Amax share on a fully prorated basis, maintaining the Asarco/Cyprus Amax announced exchange ratio of 0.765. Based on Phelps Dodge's closing share price yesterday, the revised offer currently values Cyprus Amax at $19.49 per share, or a total equity value of $1.76 billion, based on approximately 90.5 million Cyprus Amax shares outstanding.

          In the revised offers, shareholders of Asarco and Cyprus Amax will have the right to elect to receive all cash or all Phelps Dodge shares. The all-cash election for Asarco shareholders is $25.90 per Asarco share and the all-stock election is 0.4413 Phelps Dodge shares per Asarco share, subject to proration to maintain the overall cash/stock allocation. The all-cash election for Cyprus Amax shareholders is $19.81 per Cyprus Amax share and the all-stock election is 0.3376 Phelps Dodge shares per Cyprus Amax share, subject to proration to maintain the overall cash/stock allocation. The stock portion of the consideration received will be tax-free to shareholders of both companies.

          Phelps Dodge expects the revised three-way merger to remain immediately and substantially accretive to its cash flow and significantly accretive to its earnings per share beginning in the second year after closing, based on the current portfolio of the combined companies and analysts' estimates of copper prices of $0.80 to $0.85 per pound in 2001. Based on its strong balance sheet, Phelps Dodge expects to finance the approximately $1 billion cash portion of the offers primarily through existing credit facilities and cash on hand.

          "With these substantial increases, there can be no question that our offers provide clearly superior value to Asarco and Cyprus Amax shareholders compared to the no-premium two-way merger," said Douglas C. Yearley, Chairman and Chief Executive Officer of Phelps Dodge. "It is now time for Asarco and Cyprus Amax to come to the table. With their cooperation, we will be in a position to close this compelling three-way merger immediately following the October 13 Phelps Dodge shareholder meeting."

          Yearley added: "The Asarco and Cyprus Amax shareholder votes on September 30 will be a clear-cut referendum. If shareholders approve the two-way no-premium merger, we will immediately withdraw our clearly superior offers and will not bid further."

RECOMMENDATION OF THE BOARD

     THE BOARD OF DIRECTORS OF PHELPS DODGE HAS DETERMINED THAT THE AMENDED EXCHANGE OFFERS ARE IN THE BEST INTERESTS OF PHELPS DODGE AND ITS SHAREHOLDERS, HAS APPROVED THE AMENDED EXCHANGE OFFERS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF EACH OF THE PROPOSED STOCK ISSUANCES IN CONNECTION WITH THE EXCHANGE OFFERS.

     If you have already returned a proxy card and do not wish to change your vote, you need not take any action at this time.

     If you have any questions about the voting of your shares, the proposed stock issuance or our amended offers to acquire Asarco and Cyprus Amax, please call our proxy solicitors, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

REGULATORY MATTERS

     On September 20, 1999, Asarco filed suit against Phelps Dodge in the U.S. District Court for the Southern District of New York, alleging that Phelps Dodge's proposed acquisition of Asarco and Cyprus Amax would violate the U.S. antitrust laws, tortiously interferes with the proposed merger between Asarco and Cyprus Amax and constitutes unfair competition. Although the complaint makes reference to preliminary injunctive relief, no request for such relief has yet been made to the court. Phelps Dodge believes this lawsuit is without merit.

PRO FORMA FINANCIAL INFORMATION

     The following comparative per share data and unaudited pro forma combined financial information restate the comparative per share data and unaudited pro forma combined financial information contained in the September 13, 1999 Proxy Statement of Phelps Dodge Corporation for the Special Meeting of Shareholders to be held on October 13, 1999, to give effect to the terms of the amended exchange offers.

                           COMPARATIVE PER SHARE DATA

     The following table presents historical per common share information for Phelps Dodge, Asarco and Cyprus Amax, and the pro forma and equivalent pro forma per common share data giving effect to the combination of Phelps Dodge and Asarco, Phelps Dodge and Cyprus Amax and Phelps Dodge, Asarco and Cyprus Amax, for the six months ended June 30, 1999 and the year ended December 31, 1998. The pro forma combined per share information does not purport to represent what the combined financial position or results of operations would actually have been if the combinations had occurred at January 1, 1998, nor are they necessarily indicative of Phelps Dodge's future consolidated results of operations or financial position. The information tabled below should be read in conjunction with the historical financial statements of the combining corporations incorporated by reference in the September 13, 1999 Proxy Statement, the "Selected Historical Financial Data" of Phelps Dodge, Asarco and Cyprus Amax on pages 41 through 46 of the September 13, 1999 Proxy Statement, and the "Unaudited Pro Forma Combined Financial Information" on page 5 of this Proxy Statement Supplement.

                                                            SIX MONTHS
                                                               ENDED           YEAR ENDED
                                                           JUNE 30, 1999    DECEMBER 31, 1998
                                                           -------------    -----------------
Per common share
  Historical:
     Phelps Dodge
       Book value(1).....................................     $40.91             $44.68
       Net income(loss)
          Basic..........................................      (0.98)              3.28
          Diluted........................................      (0.98)              3.26
       Cash dividends....................................       1.00               2.00
     Asarco
       Book value(1).....................................      36.68              38.45
       Net income(loss)
          Basic..........................................      (1.42)             (3.29)
          Diluted........................................      (1.42)             (3.29)
       Cash dividends....................................       0.10               0.70
     Cyprus Amax
       Book value(1).....................................      20.17              21.32
       Net income(loss)
          Basic..........................................      (0.95)             (1.65)
          Diluted........................................      (0.95)             (1.65)
       Cash dividends....................................       0.25               0.80
  Pro forma:
     Combined Phelps Dodge and Asarco
       Book value(1).....................................      45.65              49.74
       Income(loss) from continuing operations
          Basic..........................................      (1.52)              1.15
          Diluted........................................      (1.52)              1.14
       Cash dividends(2).................................       1.00               2.00

                                                            SIX MONTHS
                                                               ENDED           YEAR ENDED
                                                           JUNE 30, 1999    DECEMBER 31, 1998
                                                           -------------    -----------------
     Asarco Equivalent(3)
       Book value(1).....................................      20.15              21.95
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (0.67)              0.51
       Cash dividends....................................       0.44               0.88
     Combined Phelps Dodge and Cyprus Amax
       Book value(1).....................................      45.31              49.38
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (1.84)              0.17
       Cash dividends(2).................................       1.00               2.00
     Cyprus Amax Equivalent(3)
       Book value(1).....................................      15.30              16.67
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (0.62)              0.06
       Cash dividends....................................       0.34               0.68
     Combined Phelps Dodge, Asarco and Cyprus Amax
       Book value(1).....................................      48.42              52.70
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (2.01)             (0.80)
       Cash dividends(2).................................       1.00               2.00
     Asarco Equivalent(3)
       Book value(1).....................................      21.37              23.26
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (0.89)             (0.35)
       Cash dividends....................................       0.44               0.88
     Cyprus Amax Equivalent(3)
       Book value(1).....................................      16.35              17.79
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (0.68)             (0.27)
       Cash dividends....................................       0.34               0.68

-------------------------
(1) Book value per share is determined as at June 30, 1999 and December 31, 1998.

(2) Pro forma combined cash dividends per share of Phelps Dodge common stock reflect Phelps Dodge's historical dividend rate per share declared in the periods presented.

(3) Pro forma combined equivalent per share of Asarco and Cyprus Amax common stocks reflects the pro forma combined per share of Phelps Dodge's common stock amount multiplied by the exchange ratio of 0.4413 and 0.3376 of Phelps Dodge stock for each share of Asarco and Cyprus Amax, respectively.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The Unaudited Pro Forma Combined Financial Information of Phelps Dodge presented following is derived from the historical consolidated financial statements of Phelps Dodge, Asarco and Cyprus Amax. The Unaudited Pro Forma Combined Financial Information is presented under three separate scenarios (collectively the "Transactions"): (i) the acquisition by Phelps Dodge of Asarco and Cyprus Amax; (ii) the acquisition by Phelps Dodge of Asarco; and (iii) acquisition by Phelps Dodge of Cyprus Amax. The acquisitions of Asarco and Cyprus Amax are not dependent upon each other. Under each of the scenarios, the Unaudited Pro Forma Combined Financial Information is prepared using the purchase method of accounting, with Phelps Dodge treated as the acquirer and as if the transactions had been completed as of January 1, 1998, for statement of operations purposes and on June 30, 1999, for balance sheet purposes.

     The Unaudited Pro Forma Combined Financial Information is based upon the historical financial statements of Phelps Dodge, Asarco and Cyprus Amax adjusted to give effect to the proposed business combinations. The pro forma assumptions and adjustments for each transaction scenario are described in the accompanying notes presented on the following pages. The assumptions and related pro forma adjustments have been developed from information available to Phelps Dodge from the December 31, 1998, Form 10-K filings and June 30, 1999, Form 10-Q filings of Asarco and Cyprus Amax and the Form 8-K filing dated June 30, 1999, of Cyprus Amax. Such pro forma adjustments have been included only to the extent known and reasonably available to Phelps Dodge.

     Phelps Dodge also has reviewed the Form S-4 Registration Statement of Asarco Cyprus Incorporated filed on August 20, 1999, in connection with the proposed merger of Asarco and Cyprus Amax. Their filing included unaudited pro forma combined financial information for Asarco and Cyprus Amax as if the merger had occurred at specific assumed dates. Certain pro forma adjustments that Phelps Dodge noted in reviewing this unaudited pro forma combined financial information have not been incorporated in the accompanying Unaudited Pro Forma Combined Financial Information because information necessary to make or assess such adjustments is not available to Phelps Dodge.

     As a consequence of the nature of the Transactions, there may be, and likely will be, actions and other events or changes initiated by Asarco and/or Cyprus Amax that would significantly change purchase prices and purchase price allocations. Also, Phelps Dodge has not had access to additional proprietary and confidential corporate financial and other information of Asarco and Cyprus Amax and has not had an opportunity to undertake any due diligence procedures. Such information and procedures may provide Phelps Dodge with additional information that could materially affect the purchase price paid for the acquisition of Asarco or Cyprus Amax, the purchase price allocation and, accordingly, the assumptions and pro forma adjustments. Identified factors which may have a significant impact on the basis and results of the combinations are described in
Note 2 of the accompanying notes to the Unaudited Pro Forma Combined Balance Sheet and Combined Statements of Operations for each scenario.

     Furthermore, the ultimate determination of the purchase price paid for the acquisition of Cyprus Amax and Asarco may change significantly from the current estimate. For the purpose of this Unaudited Pro Forma Combined Financial Information, the purchase price has been estimated based upon the market price of $58.00 for each Phelps Dodge common share, that being the closing market price at September 17, 1999. The final purchase price will be based largely upon the average market price of Phelps Dodge common stock at the earlier of the dates the combinations are announced or consummated between Phelps Dodge, Asarco and Cyprus Amax. As a result of these uncertainties, the final determination and allocation of purchase price may differ from the amounts assumed in this Unaudited Pro Forma Combined Financial Information and those differences may be material.

     The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial positions of Phelps Dodge would have been had the acquisitions of Asarco and/or Cyprus Amax occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.

     The Unaudited Pro Forma Combined Financial Information does not include the realization of cost savings from operating efficiencies, synergies or other restructurings resulting from the Transactions and does not contemplate the liabilities that may be incurred in any related restructurings. Phelps Dodge estimated consolidated annual cash cost savings of at least $200 million as a result of synergies, reduced overhead costs and other actions resulting from the combination of all three companies. Phelps Dodge believes that the Transactions and the resulting activities would yield substantial cash cost savings of at least $75 million beyond those that can be realized by Asarco Cyprus Incorporated which were estimated to be $125 million in the Form S-4 Registration Statement of Asarco Cyprus Incorporated filed on August 20, 1999. There is no assurance that these cost savings can or will be realized. Also, the Unaudited Pro Forma Combined Financial Information does not reflect the impact of any potential sale of acquired assets.

     This Unaudited Pro Forma Combined Financial Information should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Phelps Dodge, Asarco and Cyprus Amax that are incorporated by reference in the September 13, 1999 Proxy Statement. You should not rely on the Unaudited Pro Forma Combined Financial Information as an indication of the consolidated results of operations or financial position that would have been achieved if the business combinations had taken place earlier or of the consolidated results of operations or financial position of Phelps Dodge after the completion of such transactions.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 PHELPS DODGE, ASARCO AND CYPRUS AMAX COMBINED
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                               HISTORICAL
                                   -----------------------------------    PRO FORMA      PRO FORMA
                                   PHELPS DODGE   ASARCO   CYPRUS AMAX   ADJUSTMENTS     COMBINED
                                   ------------   ------   -----------   -----------     ---------
Sales and other operating
  revenues.......................     $1,354        966        561             --          2,881
                                      ------      -----        ---         ------          -----
Operating costs and expenses
  Cost of products sold..........      1,073        855        428             --          2,356
  Depreciation, depletion and
     amortization................        144         73        104            (32)(I)        289
  Selling and general
     administrative expense......         60         72         34             --            166
  Exploration and research
     expense.....................         21         11          8             --             40
  Non-recurring charges and
     provision for asset
     dispositions*...............         83          4         --             --             87
                                      ------      -----        ---         ------          -----
                                       1,381      1,015        574            (32)         2,938
                                      ------      -----        ---         ------          -----
Operating income (loss)..........        (27)       (49)       (13)            32            (57)
  Interest expense...............        (48)       (38)       (69)            (9)(E)
                                                                               (4)(A)
                                                                               (3)(K)       (171)
  Capitalized interest...........         --         --          2              4(A)           6
  Miscellaneous income and
     expense, net................         (7)        10        (11)            (1)(J)
                                                                                6(A)          (3)
                                      ------      -----        ---         ------          -----
Income (loss) before taxes,
  minority interests and equity
  in net earnings of affiliated
  companies......................        (82)       (77)       (91)            25           (225)
  Provision for taxes on
     income......................         19         25         14             (1)(A)
                                                                               (9)(F)         48
  Minority interests in
     consolidated subsidiaries...          1         (4)        --              1(J)          (2)
  Equity in net earnings (losses)
     of affiliated companies.....          5         --         --             (5)(A)         --
                                      ------      -----        ---         ------          -----
Income (loss) from continuing
  operations.....................        (57)       (56)       (77)            11           (179)
  Preferred stock dividends......         --         --         (9)             9(E)          --
                                      ------      -----        ---         ------          -----
Income (loss) from continuing
  operations applicable to common
  shares.........................     $  (57)       (56)       (86)            20           (179)
                                      ======      =====        ===         ======          =====
Net earnings (loss) per share
  Basic..........................     $(0.98)                                              (2.01)
  Diluted........................     $(0.98)                                              (2.01)
Weighted average shares
  outstanding
  Basic..........................       57.8                                                89.2
  Diluted........................       57.8                                                89.2

------------
* See historical financial statements incorporated by reference in the September 13, 1999 proxy statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 PHELPS DODGE, ASARCO AND CYPRUS AMAX COMBINED
                          YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                 HISTORICAL
                                     -----------------------------------    PRO FORMA     PRO FORMA
                                     PHELPS DODGE   ASARCO   CYPRUS AMAX   ADJUSTMENTS    COMBINED
                                     ------------   ------   -----------   -----------    ---------
Sales and other operating
  revenues.........................     $3,064      2,233       1,660           (218)(A)    6,739
                                        ------      -----       -----        -------       ------
Operating costs and expenses
  Cost of products sold............      2,361      1,963       1,087           (200)(A)    5,211
  Depreciation, depletion and
    amortization...................        293        145         254             (7)(A)
                                                                                 (63)(I)      622
  Selling and general
    administrative expense.........        123        144         105             --          372
  Exploration and research
    expense........................         55         27          45             --          127
  Non-recurring charges and
    provision for asset
    dispositions*..................       (191)        72         118             --           (1)
                                        ------      -----       -----        -------       ------
                                         2,641      2,351       1,609           (270)       6,331
                                        ------      -----       -----        -------       ------
Operating income (loss)............        423       (118)         51             52          408
  Interest expense.................        (97)       (68)       (157)           (19)(E)
                                                                                 (13)(A)
                                                                                  (5)(K)     (359)
  Capitalized interest.............          2         --           2             13(A)        17
  Miscellaneous income and expense,
    net............................          9         29          17             (6)(J)
                                                                                  (4)(A)       45
                                        ------      -----       -----        -------       ------
Income (loss) before taxes,
  minority interests and equity in
  net earnings of affiliated
  companies........................        337       (157)        (87)            18          111
  Provision for taxes on income....       (134)        53         (11)           (12)(F)     (104)
  Minority interests in
    consolidated subsidiaries......         (8)       (27)          1              8(J)       (26)
  Equity in net earnings (losses)
    of affiliated companies........         (4)        --         (53)             4(A)       (53)
                                        ------      -----       -----        -------       ------
Income (loss) from continuing
  operations.......................        191       (131)       (150)            18          (72)
  Preferred stock dividends........         --         --         (19)            19(E)        --
                                        ------      -----       -----        -------       ------
Income (loss) from continuing
  operations applicable to common
  shares...........................     $  191       (131)       (169)            37       $  (72)
                                        ======      =====       =====        =======       ======
Net earnings (loss) per share
  Basic............................     $ 3.28                                              (0.80)
  Diluted..........................     $ 3.26                                              (0.80)
Weighted average shares outstanding
  Basic............................       58.2                                               89.6
  Diluted..........................       58.5                                               89.6
                                                                                           ------

------------
* See historical financial statements incorporated by reference in the September 13, 1999 proxy statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                        PRO FORMA COMBINED BALANCE SHEET
                 PHELPS DODGE, ASARCO AND CYPRUS AMAX COMBINED
                                 JUNE 30, 1999
                                  (UNAUDITED)
                             (AMOUNTS IN MILLIONS)

                                                HISTORICAL
                                    -----------------------------------    PRO FORMA     PRO FORMA
                                    PHELPS DODGE   ASARCO   CYPRUS AMAX   ADJUSTMENTS    COMBINED
                                    ------------   ------   -----------   -----------    ---------
ASSETS
  Cash and cash equivalents.......     $  144        125       1,275          (981)(B)
                                                                               (30)(C)
                                                                                (5)(E)       528
  Accounts receivable, net........        396        404          37            --           837
  Inventories.....................        263        305         239          (127)(A)
                                                                                84(D)        764
  Supplies........................        104         --          55           127(A)        286
  Prepaid expenses and other
    assets........................         15        135          74             5(D)
                                                                               (33)(A)       196
  Deferred income taxes...........         45         --          32            33(A)        110
                                       ------      -----       -----        ------        ------
    Current assets................        967        969       1,712          (927)        2,721
  Investments and long-term
    accounts receivable...........         95        190         328            29(D)
                                                                               (13)(J)
                                                                                 9(A)        638
  Property, plant and equipment,
    net...........................      3,501      2,592       2,546          (805)(D)     7,834
  Other assets and deferred
    charges.......................        339        226         160            (9)(A)
                                                                                 5(E)        721
                                       ------      -----       -----        ------        ------
         Total Assets.............     $4,902      3,977       4,746        (1,711)       11,914
                                       ======      =====       =====        ======        ======
LIABILITIES
  Short-term debt.................     $  214         16         249            --           479
  Current portion of long-term
    debt..........................         62         31          79            --           172
  Accounts payable and accrued
    expenses......................        456        496         324            --         1,276
  Dividends payable...............         29         --           9            --            38
  Accrued income taxes............         11         90          81            --           182
                                       ------      -----       -----        ------        ------
  Current liabilities.............        772        633         742            --         2,147
  Long-term debt..................        801      1,017       1,499           244(E)
                                                                               (95)(D)     3,466
  Deferred income taxes...........        493         28          14          (202)(F)       333
  Other liabilities and deferred
    credits.......................        376        306         412            52(D)      1,146
                                       ------      -----       -----        ------        ------
                                        2,442      1,984       2,667            (1)        7,092
                                       ------      -----       -----        ------        ------
Minority interests in consolidated
  subsidiaries....................         86        534          20          (147)(J)       493
                                       ------      -----       -----        ------        ------
Shareholders' equity
  Common shares...................        362        525           1          (526)(H)
                                                                               196(G)        558
  Treasury shares.................         --         --         (86)           86(A)         --
  Preferred shares................         --         --           5            (5)(E)        --
  Capital in excess of par
    value.........................          5         --       2,912           (86)(A)
                                                                            (2,826)(H)
                                                                             1,625(G)      1,630
  Retained earnings...............      2,198        949        (768)          134(J)
                                                                              (181)(H)     2,332
  Accumulated other comprehensive
    income (loss).................       (183)       (15)         (5)           20(H)       (183)
  Other...........................         (8)        --          --            --            (8)
                                       ------      -----       -----        ------        ------
         Total Shareholders'
           Equity.................      2,374      1,459       2,059        (1,563)        4,329
                                       ------      -----       -----        ------        ------
         Total Liabilities and
           Shareholders' Equity...     $4,902      3,977       4,746        (1,711)       11,914
                                       ======      =====       =====        ======        ======

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

1.  BASIS OF PRESENTATION

     The Unaudited Pro Forma Combined Financial Information has been derived from historical consolidated financial statements of Phelps Dodge, Asarco and Cyprus Amax incorporated by reference into this Proxy Statement. See Phelps Dodge "Unaudited Pro Forma Combined Financial Information" on page 5 of this Proxy Statement Supplement.

     The assumptions and related pro forma adjustments described below have been developed from public historical information available to Phelps Dodge. Pro forma adjustments have been included only to the extent known and reasonably available to Phelps Dodge. Additional information may exist that could materially affect the assumptions and related pro forma adjustments. Such information is not available to Phelps Dodge because it is within the particular and singular knowledge of Asarco and Cyprus Amax.

2.  THE OFFER

     Phelps Dodge is proposing a three-way business combination of Phelps Dodge, Asarco and Cyprus Amax through separate offerings to exchange all the issued and outstanding Asarco and Cyprus Amax common shares for a combination of Phelps Dodge common shares and cash.

     Phelps Dodge is offering to exchange $9.00 net in cash plus 0.2880 shares of Phelps Dodge common stock for each outstanding share of Asarco common stock, on a fully prorated basis. Asarco shareholders may elect to receive either $25.90 in cash or 0.4413 shares of Phelps Dodge common stock for each Asarco common share that is validly tendered and not properly withdrawn, subject to proration if the stock portion or the cash portion of the offer is oversubscribed. Separately, Phelps Dodge is offering to exchange $6.89 net in cash plus 0.2203 shares of Phelps Dodge common stock for each outstanding common share of Cyprus Amax Minerals Company, on a fully prorated basis. Cyprus Amax shareholders may elect to receive either $19.81 in cash or 0.3376 shares of Phelps Dodge common stock for each Cyprus Amax common share that is validly tendered and not properly withdrawn, subject to proration.

     Debt will be incurred to finance the cash component of the acquisitions. An equivalent amount of debt is expected to be repaid upon consummation of the acquisitions.

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     The transactions would be accounted for under the purchase method. The purchase price for the business combinations is estimated as follows (dollars in millions and shares in thousands except per share data):

                                                        ASARCO    CYPRUS AMAX    COMBINED
                                                        ------    -----------    --------
Common shares outstanding (as reported in June 30,
  1999, Form 10-Qs)...................................  39,783      90,454
Exchange offer ratio of Phelps Dodge common shares for
  each common share...................................  0.2880      0.2203
Phelps Dodge common shares to be issued...............  11,458      19,927         31,385
Closing market price of each Phelps Dodge common share
  on September 17, 1999...............................                           $  58.00
                                                                                 ========
Fair value of Phelps Dodge common shares issued,
  comprising par value of $196 ($6.25 per share) and
  capital in excess of par of $1,625..................                           $  1,821
Cash consideration of $9.00 for each Asarco and $6.89
  for each Cyprus Amax common share...................                                981
Redemption of Cyprus Amax Series A Preferred Stock
  (Note 3E)...........................................                                244
Estimated transaction costs...........................                                 30
                                                                                 --------
Purchase price........................................                           $  3,076
                                                                                 ========

     The final purchase price could change materially from the purchase price estimated above as a result of changes in the market price of common shares of Phelps Dodge and/or the relative market price of Asarco and Cyprus Amax common shares. There are arrangements in place at Asarco and Cyprus Amax that could impact the purchase price including employment agreements, change of control agreements, severance agreements, restricted stock awards, stock appreciation rights, and certain pension and other employee benefit plans. In addition, actions may be taken by the management of Asarco and Cyprus Amax, in a defensive posture or for other reasons, that could impact the purchase price including amending existing agreements or issuing stock options and other similar bonus awards. The potential impact of these factors cannot be estimated but could be material.

     The estimated purchase price does not give effect to outstanding stock options which could impact the number of Phelps Dodge shares issued and/or the purchase price either by their exercise or their conversion to outstanding stock options of Phelps Dodge. Such effects prior to completion of the business combination cannot be reasonably estimated from available public information. As reported in their December 31, 1998, Form 10-Ks, Asarco and Cyprus Amax had 1,721,249 and 6,346,801 stock options outstanding, respectively. Cyprus Amax had 2,024,009 outstanding stock options with weighted average exercise prices less than the per share equivalent value of Cyprus Amax common stock as determined by the terms of the exchange offer. Asarco's stock options had an average exercise price of $26.12, more than the per share equivalent value of Asarco's common stock as determined by the exchange offer. If Cyprus Amax's 2,024,009 stock options and all of Asarco's outstanding stock options were exercised prior to consummation of the business combinations, the estimated purchase price would be increased by approximately $84 million which would be substantially offset by cash and cash equivalents received as proceeds from such exercises. Although it is Phelps Dodge's desire that all outstanding Asarco and Cyprus Amax stock options be converted to Phelps Dodge stock options at the respective exchange offering basis, it is not assured whether such conversions can be achieved in whole or in part nor, consequently, the potential effect on the purchase price.

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     The estimated purchase price does not include any effect of Cyprus Amax's outstanding preferred share purchase rights or Asarco's Shareholder Rights Plan. As described in its December 31, 1998, Form 10-K, Cyprus Amax issued in February 1999 one preferred purchase right for each share of common stock which confers certain rights to the holder including certain rights in the event of an acquisition of 15% or more of Cyprus Amax's common stock. As described in Asarco's December 31, 1998, Form 10-K, Asarco adopted a new Shareholder Rights Plan in January 1998 that provides certain common stock purchase rights if a person or group becomes the beneficial owner of 15% or more of Asarco's common stock, with certain exceptions.

     The final determination of the purchase price may differ from the amount assumed in the Unaudited Pro Forma Combined Financial Information and that difference may be material.

3.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

     The following assumptions and related pro forma adjustments give effect to the proposed business combinations of Phelps Dodge, Asarco and Cyprus Amax as if such combinations occurred on January 1, 1998, in the Unaudited Pro Forma Combined Statements of Operations for the six-month interim period ended June 30, 1999, and for the year ended December 31, 1998, respectively, and on June 30, 1999, for the Unaudited Pro Forma Combined Balance Sheet.

     The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Phelps Dodge would have been had the business combinations with Asarco and Cyprus Amax occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.

     Future cash cost savings, which Phelps Dodge estimated will be at least $200 million annually, are not recognized in this Unaudited Pro Forma Combined Financial Information. Non-recurring items related to 1998 and the six-month interim period ended June 30, 1999, are included (see "Selected Historical Financial Data" at pages 41 through 46 of the September 13, 1999 Proxy Statement for a summary of non-recurring items and special charges).

          (A) Reclassifications have been made to the Asarco and Cyprus Amax historical consolidated financial information to conform to Phelps Dodge's presentation. The historical financial information of Cyprus Amax excludes the results of operations and assets of its discontinued Coal segment as reported for 1998 operations in Cyprus Amax's Form 8-K dated June 30, 1999, and as reported as of and for the six months ended June 30, 1999, in its Form 10-Q filing for such period. Cyprus Amax's historical financial information for the year ended December 31, 1998, also has been adjusted to exclude the identifiable results of recurring operations of its Lithium segment which was sold in October 1998.

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

                                        BALANCE SHEET      SIX MONTHS       YEAR ENDED
                                         AT JUNE 30,     ENDED JUNE 30,    DECEMBER 31,
           (IN $ MILLIONS):                 1999              1999             1998
--------------------------------------  -------------    --------------    ------------
Asarco reclassification adjustments:
  Inventories.........................      (127)
  Supplies............................       127
  Deferred income taxes (current
     asset)...........................        33
  Prepaid expenses and other assets...       (33)
  Miscellaneous income and expense,
     net..............................                         (2)               (4)
  Equity in net earnings of affiliated
     companies........................                          2                 4
  Interest expense....................                          4                13
  Capitalized interest................                         (4)              (13)
Cyprus Amax reclassification
  adjustments:
  Investments and notes receivable....         9
  Other assets and deferred charges...        (9)
  Treasury shares.....................        86
  Capital in excess of par value......       (86)
  Miscellaneous income and expense,
     net..............................                          8
  Provision for taxes on income.......                         (1)
  Equity in net earnings (losses) of
     affiliated companies.............                         (7)
Elimination of recurring results from
  the disposed
  Cyprus Amax Lithium segment:
  Sales and other revenues............                                         (218)
  Cost of products sold (derived).....                                         (200)
  Depreciation, depletion and
     amortization expense.............                                           (7)

          (B) This pro forma adjustment represents payment of the cash component of the purchase price.

          (C) Phelps Dodge estimates it will incur approximately $30 million of transaction costs, consisting primarily of investment bankers, attorneys and accountant fees, and financial printing and other charges. These estimates are preliminary and therefore are subject to change.

          (D) If the business combinations are consummated, they will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Asarco and Cyprus Amax would be recorded at their estimated fair values.

          Phelps Dodge has not had access to information that is within the peculiar knowledge of Asarco and Cyprus Amax and has not performed its due diligence necessary to determine the fair value of their assets or liabilities or to identify unknown liabilities or obligations. Pro forma adjustments to allocate the purchase price have been recorded in the Unaudited Pro Forma Combined Financial Information on the basis of fair values reported for certain assets and liabilities in public information of Asarco and Cyprus Amax. Because fair value information for the remaining assets and liabilities and any possible identifiable intangible assets are not reasonably available to Phelps Dodge, the excess of the historical net book values

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     of Asarco's and Cyprus Amax's assets acquired over the estimated purchase price has been allocated as a reduction of their combined net property, plant and equipment.

          Additionally, Phelps Dodge believes that cost savings will be realized upon the consolidation and integration of the three companies. Phelps Dodge has not developed formal plans for combining the three operations. Accordingly, additional liabilities may be incurred in connection with the business combinations and any ultimate restructuring. These additional liabilities and costs have not been contemplated in the Unaudited Pro Forma Combined Financial Information because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available to Phelps Dodge. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the Unaudited Pro Forma Combined Financial Information.

     The pro forma purchase price allocation adjustments are estimated as follows (in millions):

Reduction of debt to fair value (as reported in Cyprus
  Amax's June 30, 1999, Form 10-Q and the Form S-4
  Registration Statement of Asarco Cyprus Incorporated filed
  August 20, 1999)..........................................  $   95
Restricted investment in Grupo Mexico (as reported in
  Asarco's December 31, 1998, Form 10-K)....................  $   29
Increase in LIFO based inventory to replacement cost (as
  reported in Asarco's June 30, 1999, Form 10-Q and in
  Cyprus Amax's December 31, 1998, Form 10-K)...............  $   84
Excess projected benefit obligation over the fair value of
  pension plan assets (as reported in Cyprus Amax's December
  31, 1998, Form 10-K, comprising a $5 million reduction of
  prepaid expenses and other assets and a $52 million
  increase in other liabilities and deferred credits).......  $   57
Excess fair value of pension plan assets over the projected
  benefit obligation (as reported in Asarco's December 31,
  1998, Form 10-K)..........................................  $   10
Reduction in deferred tax liabilities (Note F)..............  $  202
Reduction in net property, plant and equipment (derived)....  $  805

          (E) The payment of the cash consideration in connection with the exchange of all Asarco and Cyprus Amax common shares outstanding is expected to be approximately $981 million. The funds are expected to be obtained from cash on hand and from borrowings under the Corporation's revolving credit facility. The existing revolving credit facility allows borrowings up to $1 billion from time to time until its scheduled maturity on June 25, 2002. The agreement allows for two, one-year renewals beyond the scheduled maturity with approvals of those lenders representing at least two-thirds of the commitments provided by the facility. Phelps Dodge has not made any definitive plans for repayment of borrowings under its revolving credit facility, however, it expects to repay at least an equivalent amount of consolidated debt after completion of the acquisitions of Asarco and Cyprus Amax. Accordingly, no change in interest expense nor debt financing fees have been reflected in the Unaudited Pro Forma Combined Financial Statements.

          (F) The estimated income tax effect of the pro forma adjustments have been recorded based upon the estimated effective tax rates of approximately 32% for Asarco and 15% for Cyprus Amax which rates have been derived from public quarterly and annual filings of Asarco and Cyprus Amax. The business combinations are expected to be tax-free transactions with Asarco's and Cyprus Amax's historical tax bases surviving for income tax reporting purposes.

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

          Provisions for pro forma income tax expense have been recorded for pro forma adjustments to the Pro Forma Combined Statements of Operations resulting from pro forma purchase price allocation adjustments and other items.

          Cyprus Amax has reported $176 million of U.S. net operating loss carryforwards through 1998, expiring from 1999 to 2012, which along with other deferred tax assets are subject to an existing valuation allowance. Asarco has reported $573.7 million of net loss carryforwards, which expire if unused from 2008 through 2018. The net operating loss carryforwards may be subject to annual limitations after the acquisitions because of the change in ownership rules. The annual limits will be calculated as the long-term tax exempt rate (currently 5.18%) times the separate fair market values of Cyprus Amax and Asarco, with Asarco's value potentially determined without SPCC. Once all facts are known, the annual limits may necessitate an increase in the consolidated valuation allowance for deferred tax assets.

          Pro forma income tax expense and deferred tax allocations recorded upon consummation of the business combinations could vary significantly from the pro forma estimates because information regarding Asarco's and Cyprus Amax's income tax reporting is not available to Phelps Dodge.

          (G) This pro forma adjustment reflects the issue of 31,385,000 shares of Phelps Dodge common stock in connection with the exchange offers for all the outstanding common shares of Asarco and Cyprus Amax. The common stock of Phelps Dodge represents common shares of $196 million at $6.25 per share par value and capital in excess of par of $1,625 million. No common shares have been included for the potential share issues in connection with the outstanding stock options of Asarco and Cyprus Amax.

          (H) These pro forma adjustments eliminate the historical shareholders' equity accounts of Asarco and Cyprus Amax.

          (I) This pro forma adjustment records the estimated reduction in depreciation, depletion and amortization expense related to the pro forma reduction in property, plant and equipment recorded in connection with the business combination purchase price allocation. Because neither fair value nor book value information regarding the composition of Asarco's or Cyprus Amax's property, plant and equipment is available to Phelps Dodge, actual adjustments to depreciation, depletion and amortization expense could differ substantially from these estimates.

          (J) Phelps Dodge holds a 14.0% equity interest in Southern Peru Copper Corporation (SPCC) which is accounted for as a cost basis investment with a book value of $13.2 million at June 30, 1999. Asarco reports a 54.3% equity interest in SPCC which it consolidated in both its June 30, 1999, Form 10-Q and December 31, 1998, Form 10-K. As a result of Phelps Dodge's increased ownership in SPCC that would arise through the acquisition of Asarco, Phelps Dodge would qualify for use of the consolidation method of reporting for its investment in SPCC. Accordingly, a pro forma adjustment is recorded to consolidate Phelps Dodge's interest in SPCC including the elimination of Phelps Dodge's cost basis investment in SPCC and its recognition of dividend income from SPCC, the reduction of minority interests in consolidated subsidiaries representing Phelps Dodge's 14.0% interest, and the retroactive restatement of Phelps Dodge's retained earnings.

          (K) This pro forma adjustment recognizes imputed interest expense resulting from the fair value adjustment of Asarco's long-term debt as reported in the Form S-4 Registration Statement of Asarco Cyprus Incorporated filed August 20, 1999. A pro forma adjustment to recognize imputed interest resulting from the $42 million fair value adjustment of Cyprus Amax's debt has not been provided because information necessary to calculate such adjustment is not reasonably available to Phelps Dodge.

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

           (L) Pro forma weighted average common stock and common stock equivalents outstanding are estimated as follows (in millions):

                                          SIX MONTHS          YEAR ENDED
                                        ENDED JUNE 30,       DECEMBER 31,
                                             1999                1998
                                       ----------------    ----------------
                                       BASIC    DILUTED    BASIC    DILUTED
                                       -----    -------    -----    -------
Average number of Phelps Dodge common
  shares outstanding.................   57.8      57.8      58.2      58.5

Anti dilutive pro forma potential
  common shares......................     --        --        --      (0.3)
Phelps Dodge common shares to be
  issued in connection with the
  business combination (Note 2)......   31.4      31.4      31.4      31.4
                                       -----     -----     -----     -----
                                        89.2      89.2      89.6      89.6
                                       =====     =====     =====     =====

          The average number of common shares outstanding does not give effect to Asarco's and Cyprus Amax's outstanding stock options or other common stock equivalents, which cannot be estimated because information is not available to Phelps Dodge. Based upon public information reported and the current exchange offer bases, Phelps Dodge estimates that the incremental number of Phelps Dodge shares issueable upon the exercise of all Cyprus Amax and Asarco outstanding stock options is approximately 2.9 million.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        PHELPS DODGE AND ASARCO COMBINED
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                            HISTORICAL
                                      ----------------------     PRO FORMA        PRO FORMA
                                      PHELPS DODGE    ASARCO    ADJUSTMENTS       COMBINED
                                      ------------    ------    -----------       ---------
Sales and other operating
  revenues..........................     $1,354         966          --             2,320
                                         ------       -----         ---             -----
Operating costs and expenses
  Cost of products sold.............      1,073         855          --             1,928
  Depreciation, depletion and
     amortization...................        144          73         (28)(J)           189
  Selling and general administrative
     expense........................         60          72          --               132
  Exploration and research
     expense........................         21          11          --                32
  Non-recurring charges and
     provision for asset
     dispositions*..................         83           4          --                87
                                         ------       -----         ---             -----
                                          1,381       1,015         (28)            2,368
                                         ------       -----         ---             -----
Operating income (loss).............        (27)        (49)         28               (48)
  Interest expense..................        (48)        (38)         (3)(K)
                                                                    (14)(E)
                                                                     (4)(A)          (107)
  Capitalized interest..............         --          --           4(A)              4
  Miscellaneous income and
     expense, net...................         (7)         10          (1)(F)
                                                                     (2)(A)            --
                                         ------       -----         ---             -----
Income (loss) before taxes, minority
  interests and equity in net
  earnings of affiliated
  companies.........................        (82)        (77)          8              (151)
  Provision for taxes on income.....         19          25          (3)(G)            41
  Minority interests in consolidated
     subsidiaries...................          1          (4)          1(F)             (2)
  Equity in net earnings (losses) of
     affiliated companies...........          5          --           2(A)              7
                                         ------       -----         ---             -----
Income (loss) from continuing
  operations........................     $  (57)        (56)          8              (105)
                                         ======       =====         ===             =====
Net earnings (loss) per share
  Basic.............................     $(0.98)                                    (1.52)
  Diluted...........................     $(0.98)                                    (1.52)
Weighted average shares outstanding
  Basic.............................       57.8                                      69.3
  Diluted...........................       57.8                                      69.3

------------
* See historical financial statements incorporated by reference in the September 13, 1999 proxy statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        PHELPS DODGE AND ASARCO COMBINED
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                  HISTORICAL
                                             ---------------------    PRO FORMA    PRO FORMA
                                             PHELPS DODGE   ASARCO   ADJUSTMENTS   COMBINED
                                             ------------   ------   -----------   ---------
Sales and other operating revenues.........     $3,064      2,233         --         5,297
                                                ------      -----       ----         -----
Operating costs and expenses
  Cost of products sold....................      2,361      1,963         --         4,324
  Depreciation, depletion and
     amortization..........................        293        145        (56)(J)       382
  Selling and general administrative
     expense...............................        123        144         --           267
  Exploration and research expense.........         55         27         --            82
  Non-recurring charges and provision for
     asset dispositions*...................       (191)        72         --          (119)
                                                ------      -----       ----         -----
                                                 2,641      2,351        (56)        4,936
                                                ------      -----       ----         -----
Operating income (loss)....................        423       (118)        56           361
  Interest expense.........................        (97)       (68)        (5)(K)
                                                                         (28)(E)
                                                                         (13)(A)      (211)
  Capitalized interest.....................          2         --         13(A)         15
  Miscellaneous income and expense, net....          9         29         (6)(F)
                                                                          (4)(A)        28
                                                ------      -----       ----         -----
Income (loss) before taxes, minority
  interests and equity in net earnings of
  affiliated companies.....................        337       (157)        13           193
  Provision for taxes on income............       (134)        53         (5)(G)       (86)
  Minority interests in consolidated
     subsidiaries..........................         (8)       (27)         8(F)        (27)
  Equity in net earnings (losses) of
     affiliated companies..................         (4)        --          4(A)         --
                                                ------      -----       ----         -----
Income (loss) from continuing operations...     $  191       (131)        20            80
                                                ======      =====       ====         =====
Net earnings (loss) per share
  Basic....................................     $ 3.28                                1.15
  Diluted..................................     $ 3.26                                1.14
Weighted average shares outstanding
  Basic....................................       58.2                                69.7
  Diluted..................................       58.5                                70.0

------------
* See historical financial statements incorporated by reference in the September 13, 1999 proxy statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                        PRO FORMA COMBINED BALANCE SHEET
                        PHELPS DODGE AND ASARCO COMBINED
                                 JUNE 30, 1999
                                  (UNAUDITED)
                             (AMOUNTS IN MILLIONS)

                                                HISTORICAL
                                           ---------------------    PRO FORMA      PRO FORMA
                                           PHELPS DODGE   ASARCO   ADJUSTMENTS     COMBINED
                                           ------------   ------   -----------     ---------
ASSETS
  Cash and cash equivalents..............     $  144        125    (358)(B)
                                                                       358(E)
                                                                        (7)(E)
                                                                       (20)(C)
                                                                       (45)(D)         197
  Accounts receivable, net...............        396        404         --             800
  Inventories............................        263        305       (127)(A)
                                                                        80(D)          521
  Supplies...............................        104         --        127(A)          231
  Prepaid expenses and other assets......         15        135         10(D)
                                                                       (33)(A)         127
  Deferred income taxes..................         45         --         33(A)           78
                                              ------      -----       ----           -----
     Current assets......................        967        969         18           1,954
  Investments and long-term accounts
     receivable..........................         95        190         29(D)
                                                                       (13)(F)         301
  Property, plant and equipment, net.....      3,501      2,592       (718)(D)       5,375
  Other assets and deferred charges......        339        226          7(E)          572
                                              ------      -----       ----           -----
          Total Assets...................     $4,902      3,977       (677)          8,202
                                              ======      =====       ====           =====
LIABILITIES
  Short-term debt........................     $  214         16         --             230
  Current portion of long-term debt......         62         31         --              93
  Accounts payable and accrued
     expenses............................        456        496         --             952
  Dividends payable......................         29         --         --              29
  Accrued income taxes...................         11         90         --             101
                                              ------      -----       ----           -----
     Current liabilities.................        772        633         --           1,405
  Long-term debt.........................        801      1,017        (53)(D)
                                                                       358(E)        2,123
  Deferred income taxes..................        493         28       (175)(G)         346
  Other liabilities and deferred
     credits.............................        376        306         --             682
                                              ------      -----       ----           -----
                                               2,442      1,984        130           4,556
                                              ------      -----       ----           -----
Minority interests in consolidated
  subsidiaries...........................         86        534       (147)(F)         473
                                              ------      -----       ----           -----
Shareholders' equity
     Common shares.......................        362        525       (525)(I)
                                                                        71(H)          433
     Capital in excess of par value......          5         --        594(H)          599
     Retained earnings...................      2,198        949       (949)(I)
                                                                       134(F)        2,332
     Accumulated other comprehensive
       income (loss).....................       (183)       (15)        15(I)         (183)
     Other...............................         (8)        --         --              (8)
                                              ------      -----       ----           -----
          Total Shareholders' Equity.....      2,374      1,459       (660)          3,173
                                              ------      -----       ----           -----
          Total Liabilities and
            Shareholders' Equity.........     $4,902      3,977       (677)          8,202
                                              ======      =====       ====           =====

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

1.  BASIS OF PRESENTATION

     The Unaudited Pro Forma Combined Financial Information has been derived from historical consolidated financial statements of Phelps Dodge and Asarco incorporated by reference into this Proxy Statement. See Phelps Dodge "Unaudited Pro Forma Combined Financial Information" on page 5 of this Proxy Statement Supplement.

     The assumptions and related pro forma adjustments described below have been developed from public historical information available to Phelps Dodge. Pro forma adjustments have been included only to the extent known and reasonably available to Phelps Dodge. Additional information may exist that could materially affect the assumptions and related pro forma adjustments. Such information is not available to Phelps Dodge because it is within the particular and singular knowledge of Asarco.

2.  THE OFFER

     Phelps Dodge is proposing a business combination of Phelps Dodge and Asarco through a separate offering to exchange all the issued and outstanding Asarco common shares for a combination of Phelps Dodge common shares and cash.

     Phelps Dodge is offering to exchange $9.00 net in cash plus 0.2880 shares of Phelps Dodge common stock for each outstanding share of Asarco Incorporated common stock, on a fully prorated basis. Asarco shareholders may elect to receive either $25.90 in cash or 0.4413 shares of Phelps Dodge common stock for each Asarco common share that is validly tendered and not properly withdrawn, subject to proration if the stock portion or the cash portion of the offer is oversubscribed.

     The transaction would be accounted for under the purchase method. The purchase price for the business combination is estimated as follows (dollars in millions and shares in thousands except per share data):

                                                               ASARCO
                                                              --------
Common shares outstanding (as reported in June 30, 1999,
  Form 10-Q)................................................    39,783
Exchange offer ratio of Phelps Dodge common shares for each
  common share..............................................    0.2880
Phelps Dodge common shares to be issued.....................    11,458
Closing market price of each Phelps Dodge common share on
  September 17, 1999........................................  $  58.00
                                                              ========
Fair value of Phelps Dodge common shares issued, comprising
  par value of $71 ($6.25 per share) and capital in excess
  of par of $594............................................  $    665
Cash consideration of $9.00 for each Asarco common share....       358
Estimated transaction costs.................................        20
                                                              --------
Purchase price..............................................  $  1,043
                                                              ========

     The final purchase price could change materially from the purchase price estimated above as a result of changes in the market price of common shares of Phelps Dodge and/or the relative market price of Asarco common shares. There are arrangements in place at Asarco that could impact the purchase price including employment agreements, change of control agreements, severance agreements, restricted stock awards, and certain pension and other employee benefit plans. In addition, actions may be taken by the management of Asarco, in a defensive posture or for other reasons, that could impact the purchase price including amending existing agreements or issuing stock options and other similar bonus awards. The potential impact of these factors cannot be estimated but could be material.

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     The estimated purchase price does not give effect to outstanding stock options which could impact the number of Phelps Dodge shares issued and/or the purchase price either by their exercise or their conversion to outstanding stock options of Phelps Dodge. Such effects prior to completion of the business combination cannot be reasonably estimated from available public information. As reported in its December 31, 1998, Form 10-K, Asarco had 1,721,249 stock options outstanding with an average exercise price of $26.12, more than the per share equivalent value of Asarco's common stock as determined by the exchange offer. If all of Asarco's outstanding stock options were exercised prior to consummation of the business combinations, the estimated purchase price would be increased by approximately $44 million which would be substantially offset by cash and cash equivalents received as proceeds from such exercises. Although it is Phelps Dodge's desire that all outstanding Asarco stock options be converted to Phelps Dodge stock options at the exchange offering basis, it is not assured whether such conversions can be achieved in whole or in part nor, consequently, the potential effect on the purchase price.

     The estimated purchase price does not include any effect of Asarco's Shareholder Rights Plan. As described in Asarco's December 31, 1998, Form 10-K, Asarco adopted a new Shareholder Rights Plan in January 1998 that provides certain common stock purchase rights if a person or group becomes the beneficial owner of 15% or more of Asarco's common stock, with certain exceptions.

     The final determination of the purchase price may differ from the amount assumed in the Unaudited Pro Forma Combined Financial Information and that difference may be material.

3.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

     The following assumptions and related pro forma adjustments give effect to the proposed business combination of Phelps Dodge and Asarco as if such combination occurred on January 1, 1998, in the Unaudited Pro Forma Combined Statements of Operations for the six-month interim period ended June 30, 1999, and for the year ended December 31, 1998, respectively, and on June 30, 1999, for the Unaudited Pro Forma Combined Balance Sheet.

     The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Phelps Dodge would have been had the business combination with Asarco occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.

     Future cash cost savings are not recognized in this Unaudited Pro Forma Combined Financial Information. Non-recurring items related to 1998 and the six-month interim period ended June 30, 1999, are included (see "Selected Historical Financial Data" at pages 41 through 46 of the September 13, 1999 Proxy Statement for a summary of non-recurring items and special charges).

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

          (A) Reclassifications have been made to the Asarco historical consolidated financial information to conform to Phelps Dodge's presentation.

                                      BALANCE SHEET AT   SIX MONTHS ENDED      YEAR ENDED
                                       JUNE 30, 1999      JUNE 30, 1999     DECEMBER 31, 1998
                                      ----------------   ----------------   -----------------
                                                          (IN $ MILLIONS)
Asarco reclassification adjustments:
  Inventories.......................        (127)
  Supplies..........................         127
  Deferred income taxes (current
     asset).........................          33
  Prepaid expenses and other
     assets.........................         (33)
  Miscellaneous income and expense,
     net............................                            (2)                 (4)
  Equity in net earnings (losses) of
     affiliated companies...........                             2                   4
  Interest expense..................                             4                  13
  Capitalized interest..............                            (4)                (13)

          (B) This pro forma adjustment represents payment of the cash component of the purchase price.

          (C) Phelps Dodge estimates it will incur approximately $20 million of transaction costs, consisting primarily of investment bankers, attorneys and accountant fees, and financial printing and other charges. These estimates are preliminary and therefore are subject to change.

          (D) If the business combination is consummated, it will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Asarco would be recorded at their estimated fair values.

          Phelps Dodge has not had access to information that is within the peculiar knowledge of Asarco and has not performed its due diligence necessary to determine the fair value of its assets or liabilities or to identify unknown liabilities or obligations. Pro forma adjustments to allocate the purchase price have been recorded in the Unaudited Pro Forma Combined Financial Information on the basis of fair values reported for certain assets and liabilities in public information of Asarco. Because fair value information for the remaining assets and liabilities and any possible identifiable intangible assets are not reasonably available to Phelps Dodge, the excess of the historical net book values of Asarco's assets acquired over the estimated purchase price has been allocated as a reduction of its combined net property, plant and equipment.

          Additionally, Phelps Dodge believes that cost savings will be realized upon the consolidation and integration of Asarco. Phelps Dodge has not developed formal plans for combining the operations. Accordingly, additional liabilities may be incurred in connection with the business combination and any ultimate restructuring. These additional liabilities and costs have not been contemplated in the Unaudited Pro Forma Combined Financial Information because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available to Phelps Dodge. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the Unaudited Pro Forma Combined Financial Information.

          The merger agreement by and between Asarco and Cyprus Amax has a $45 million termination fee under certain circumstances. If such fee is required to be paid upon consummation of Phelps Dodge's

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     proposed acquisition of Asarco, cash and cash equivalents of Asarco would be decreased by the fee payment which in turn would impact the purchase price allocation. The Unaudited Pro Forma Combined Financial Information has been adjusted to give effect to payment of the termination fee.

          The pro forma purchase price allocation adjustments are estimated as follows (in millions):

Reduction of debt to fair value (as reported in the Form S-4
  Registration Statement of Asarco Cyprus Incorporated filed
  August 20, 1999)..........................................  $ 53
Restricted investment in Grupo Mexico (as reported in
  Asarco's December 31, 1998, Form 10-K)....................  $ 29
Increase in LIFO based inventory to replacement cost (as
  reported in Asarco's June 30, 1999, Form 10-Q)............  $ 80
Excess fair value of pension plan assets over the projected
  benefit obligation (as reported in Asarco's December 31,
  1998, Form 10-K)..........................................  $ 10
Reduction in deferred tax liabilities (Note G)..............  $175
Reduction in net property, plant and equipment (derived)....  $718

          (E) The $358 million cash consideration paid in connection with the exchange of all Asarco common shares outstanding is expected to be obtained from cash on hand and from borrowings under the Corporation's revolving credit facility. The existing revolving credit facility allows borrowings up to $1 billion from time to time until its scheduled maturity on June 25, 2002. The agreement allows for two, one-year renewals beyond the scheduled maturity with approvals of those lenders representing at least two-thirds of the commitments provided by the facility. Although the Corporation has not made any definitive plans for repayment of such borrowings, for pro forma purposes, repayment from future refinancing through the issuance of $358 million of ten-year debt has been assumed. Interest is estimated to be fixed at 7.75% resulting in annual interest expense of $28 million. The interest rate estimate is based upon the ten-year Treasury bill rates at September 17, 1999, plus commercially indicative rate basis points. A change in interest rate on the debt by 1/8 percent would impact annual interest expense by approximately $450,000. Debt issue costs are estimated to be approximately $7 million with annual amortization of approximately $700,000.

          (F) Phelps Dodge holds a 14.0% equity interest in Southern Peru Copper Corporation (SPCC) which is accounted for as a cost basis investment with a book value of $13.2 million at June 30, 1999. Asarco reports a 54.3% equity interest in SPCC which it consolidated in both its June 30, 1999, Form 10-Q and December 31, 1998, Form 10-K. As a result of Phelps Dodge's increased ownership in SPCC that would arise through the acquisition of Asarco, Phelps Dodge would qualify for use of the consolidation method of reporting for its investment in SPCC. Accordingly, a pro forma adjustment is recorded to consolidate Phelps Dodge's interest in SPCC including the elimination of Phelps Dodge's cost basis investment in SPCC and its recognition of dividend income from SPCC, the reduction of minority interests in consolidated subsidiaries representing Phelps Dodge's 14.0% interest, and the retroactive restatement of Phelps Dodge's retained earnings.

          (G) The estimated income tax effect of the pro forma adjustments has been recorded based upon the estimated effective tax rate of approximately 32% for Asarco which rate has been derived from public quarterly and annual filings. The business combination is expected to be a tax-free transaction with Asarco's historical tax bases surviving for income tax reporting purposes.

               A provision for pro forma income tax expense has been recorded for pro forma adjustments to the Pro Forma Combined Statements of Operations resulting from pro forma purchase price allocation adjustments and other items.

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

               Asarco has reported $573.7 million of net loss carryforwards, which expire if unused from 2008 through 2018. The net operating loss carryforwards may be subject to annual limitations after the acquisitions because of the change in ownership rules. The annual limits will be calculated as the long-term tax exempt rate (currently 5.18%) times the fair market value of Asarco, with Asarco's value potentially determined without SPCC. Once all facts are known, the annual limits may necessitate an increase in the consolidated valuation allowance for deferred tax assets.

               Pro forma income tax expense and deferred tax allocations recorded upon consummation of the business combination could vary significantly from the pro forma estimates because information regarding Asarco's income tax reporting is not available to Phelps Dodge.

          (H) This pro forma adjustment reflects the issue of 11,458,000 shares of Phelps Dodge common stock in connection with the exchange offer for all the outstanding common shares of Asarco. The common stock of Phelps Dodge represents common shares of $71 million at $6.25 per share par value and capital in excess of par of $594 million. No common shares have been included for the potential share issues in connection with the outstanding stock options of Asarco.

          (I) These pro forma adjustments eliminate the historical shareholders' equity accounts of Asarco.

          (J) This pro forma adjustment records the estimated reduction in depreciation, depletion and amortization expense related to the pro forma reduction in property, plant and equipment recorded in connection with the business combination purchase price allocation. Because neither fair value nor book value information regarding the composition of Asarco's property, plant and equipment is available to Phelps Dodge, actual adjustments to depreciation, depletion and amortization expense could differ substantially from these estimates.

          (K) This pro forma adjustment recognizes imputed interest expense resulting from the fair value adjustment of Asarco's long-term debt as reported in the Form S-4 Registration Statement of Asarco Cyprus Incorporated filed August 20, 1999.

          (L) Pro forma weighted average common stock and common stock equivalents outstanding are estimated as follows (in millions):

                                   SIX MONTHS                YEAR ENDED
                              ENDED JUNE 30, 1999        DECEMBER 31, 1998
                             ----------------------      ------------------
                              BASIC        DILUTED       BASIC      DILUTED
                             -------      ---------      -----      -------
Average number of Phelps
  Dodge common shares
  outstanding..............   57.8          57.8         58.2        58.5
Phelps Dodge common shares
  to be issued in
  connection with the
  business combination
  (Note 2).................   11.5          11.5         11.5        11.5
                              ----          ----         ----        ----
                              69.3          69.3         69.7        70.0
                              ====          ====         ====        ====

          The average number of common shares outstanding does not give effect to Asarco's outstanding stock options or other common stock equivalents, which cannot be estimated because information is not available to Phelps Dodge. Based upon public information reported and the current exchange offer basis, Phelps Dodge estimates that the incremental number of Phelps Dodge shares issuable upon the exercise of all Asarco outstanding stock options is approximately 0.8 million shares.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     PHELPS DODGE AND CYPRUS AMAX COMBINED
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                               HISTORICAL
                                       --------------------------    PRO FORMA    PRO FORMA
                                       PHELPS DODGE   CYPRUS AMAX   ADJUSTMENTS   COMBINED
                                       ------------   -----------   -----------   ---------
Sales and other operating revenues...     $1,354          561            --         1,915
                                          ------          ---          ----         -----
Operating costs and expenses
  Cost of products sold..............      1,073          428            --         1,501
  Depreciation, depletion
     and amortization................        144          104             2(I)        250
  Selling and general administrative
     expense.........................         60           34            --            94
  Exploration and research expense...         21            8            --            29
  Non-recurring charges and provision
     for asset dispositions*.........         83           --            --            83
                                          ------          ---          ----         -----
                                           1,381          574             2         1,957
                                          ------          ---          ----         -----
Operating income (loss)..............        (27)         (13)           (2)          (42)
  Interest expense...................        (48)         (69)           (9)(E)      (126)
  Capitalized interest...............         --            2            --             2
  Miscellaneous income and
     expense, net....................         (7)         (11)            8(A)        (10)
                                          ------          ---          ----         -----
Income (loss) before taxes, minority
  interests and equity in net
  earnings of affiliated companies...        (82)         (91)           (3)         (176)
  Provision for taxes on income......         19           14             2(F)
                                                                         (1)(A)        34

  Minority interests in consolidated
     subsidiaries....................          1           --            --             1
  Equity in net earnings (losses) of
     affiliated companies............          5           --            (7)(A)        (2)
                                          ------          ---          ----         -----
Income (loss) from continuing
  operations.........................        (57)         (77)           (9)         (143)
  Preferred stock dividends..........         --           (9)            9(E)         --
                                          ------          ---          ----         -----
Income (loss) from continuing
  operations applicable to common
  shares.............................     $  (57)         (86)           --          (143)
                                          ======          ===          ====         =====
Net earnings (loss) per share
  Basic..............................     $(0.98)                                   (1.84)
  Diluted............................     $(0.98)                                   (1.84)
Weighted average shares outstanding
  Basic..............................       57.8                                     77.7
  Diluted............................       57.8                                     77.7

------------
* See historical financial statements incorporated by reference in the September 13, 1999 proxy statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     PHELPS DODGE AND CYPRUS AMAX COMBINED
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                            HISTORICAL
                                    ---------------------------     PRO FORMA     PRO FORMA
                                    PHELPS DODGE    CYPRUS AMAX    ADJUSTMENTS    COMBINED
                                    ------------    -----------    -----------    ---------
Sales and other operating
  revenues........................     $3,064          1,660          (218)(A)      4,506
                                       ------          -----          ----          -----
Operating costs and expenses
Cost of products sold.............      2,361          1,087          (200)(A)      3,248
  Depreciation, depletion and
     amortization.................        293            254            (7)(A)
                                                                         3(I)         543
  Selling and general
     administrative expense.......        123            105            --            228
  Exploration and research
     expense......................         55             45            --            100
  Non-recurring charges and
     provision for asset
     dispositions*................       (191)           118            --            (73)
                                       ------          -----          ----          -----
                                        2,641          1,609          (204)         4,046
                                       ------          -----          ----          -----
Operating income (loss)...........        423             51           (14)           460
  Interest expense................        (97)          (157)          (19)(E)       (273)
  Capitalized interest............          2              2            --              4
  Miscellaneous income and
     expense, net.................          9             17            --             26
                                       ------          -----          ----          -----
Income (loss) before taxes,
  minority interests and equity in
  net earnings of affiliated
  companies.......................        337            (87)          (33)           217
  Provision for taxes on income...       (134)           (11)            5(F)        (140)
  Minority interests in
     consolidated subsidiaries....         (8)             1            --             (7)
  Equity in net earnings (losses)
     of affiliated companies......         (4)           (53)           --            (57)
                                       ------          -----          ----          -----
Income (loss) from continuing
  operations......................        191           (150)          (28)            13
  Preferred stock dividends.......         --            (19)           19(E)          --
                                       ------          -----          ----          -----
Income (loss) from continuing
  operations applicable to common
  shares..........................     $  191           (169)           (9)            13
                                       ======          =====          ====          =====
Net earnings (loss) per share
  Basic...........................     $ 3.28                                        0.17
  Diluted.........................     $ 3.26                                        0.17
Weighted average shares
  outstanding
  Basic...........................       58.2                                        78.1
  Diluted.........................       58.5                                        78.4

------------
* See historical financial statements incorporated by reference in the September 13, 1999 proxy statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                        PRO FORMA COMBINED BALANCE SHEET
                     PHELPS DODGE AND CYPRUS AMAX COMBINED
                                 JUNE 30, 1999
                                  (UNAUDITED)
                             (AMOUNTS IN MILLIONS)

                                                   HISTORICAL
                                           --------------------------    PRO FORMA    PRO FORMA
                                           PHELPS DODGE   CYPRUS AMAX   ADJUSTMENTS   COMBINED
                                           ------------   -----------   -----------   ---------
ASSETS
  Cash and cash equivalents..............     $  144         1,275          (623)(B)
                                                                             (20)(C)
                                                                             (45)(D)
                                                                              (5)(E)      726
  Accounts receivable, net...............        396            37            --          433
  Inventories............................        263           239             4(D)       506
  Supplies...............................        104            55            --          159
  Prepaid expenses.......................         15            74            (5)(D)       84
  Deferred income taxes..................         45            32            --           77
                                              ------         -----        ------        -----
    Current assets.......................        967         1,712         (694)        1,985
  Investments and long-term accounts
    receivable...........................         95           328             9(A)       432
  Property, plant and equipment, net.....      3,501         2,546            45(D)     6,092
  Other assets and deferred charges......        339           160            (9)(A)
                                                                               5(E)       495
                                              ------         -----        ------        -----
         Total Assets....................     $4,902         4,746          (644)       9,004
                                              ======         =====        ======        =====
LIABILITIES
  Short-term debt........................     $  214           249            --          463
  Current portion of long-term debt......         62            79            --          141
  Accounts payable and accrued
    expenses.............................        456           324            --          780
  Dividends payable......................         29             9            --           38
  Accrued income taxes...................         11            81            --           92
                                              ------         -----        ------        -----
    Current liabilities..................        772           742            --        1,514
  Long-term debt.........................        801         1,499           244(E)
                                                                             (42)(D)    2,502
  Deferred income taxes..................        493            14             5(F)       512
  Other liabilities and deferred
    credits..............................        376           412            52(D)       840
                                              ------         -----        ------        -----
                                               2,442         2,667           259        5,368
                                              ------         -----        ------        -----
Minority interests in consolidated
  subsidiaries...........................         86            20            --          106
                                              ------         -----        ------        -----
Shareholders' equity
  Common shares..........................        362             1            (1)(H)
                                                                             125(G)       487
  Treasury shares........................         --           (86)           86(A)        --
  Preferred shares.......................         --             5            (5)(E)       --
  Capital in excess of par value.........          5         2,912           (86)(A)
                                                                          (2,826)(H)
                                                                           1,031(G)     1,036
  Retained earnings......................      2,198          (768)          768(H)     2,198
  Accumulated other comprehensive income
    (loss)...............................       (183)           (5)            5(H)      (183)
  Other..................................         (8)           --            --           (8)
                                              ------         -----        ------        -----
         Total Shareholders' Equity......      2,374         2,059          (903)       3,530
                                              ------         -----        ------        -----
         Total Liabilities and
           Shareholders' Equity..........     $4,902         4,746          (644)       9,004
                                              ======         =====        ======        =====

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

1.  BASIS OF PRESENTATION

     The Unaudited Pro Forma Combined Financial Information has been derived from historical consolidated financial statements of Phelps Dodge and Cyprus Amax incorporated by reference into this Proxy Statement. See Phelps Dodge "Unaudited Pro Forma Combined Financial Information" on page 5 of this Proxy Statement Supplement.

     The assumptions and related pro forma adjustments described below have been developed from public historical information available to Phelps Dodge. Pro forma adjustments have been included only to the extent known and reasonably available to Phelps Dodge. Additional information may exist that could materially affect the assumptions and related pro forma adjustments. Such information is not available to Phelps Dodge because it is within the particular and singular knowledge of Cyprus Amax.

2.  THE OFFER

     Phelps Dodge is proposing a business combination of Phelps Dodge and Cyprus Amax through a separate offering to exchange all the issued and outstanding Cyprus Amax common shares for a combination of Phelps Dodge common shares and cash.

     Phelps Dodge is offering to exchange $6.89 net in cash plus 0.2203 shares of Phelps Dodge common stock for each outstanding share of Cyprus Amax common stock, on a fully prorated basis. Cyprus Amax shareholders may elect to receive either $19.81 in cash or 0.3376 shares of Phelps Dodge common stock for each Cyprus Amax common share that is validly tendered and not properly withdrawn, subject, in each case, to proration if the stock portion or the cash portion of the offer is oversubscribed.

     Debt will be incurred to finance the cash component of the acquisition. An equivalent amount of debt is expected to be repaid upon consummation of the acquisition.

     The transaction would be accounted for under the purchase method. The purchase price for the business combinations is estimated as follows (dollars in millions and shares in thousands except per share data):

                                                               CYPRUS
                                                                AMAX
                                                              --------
Common shares outstanding (as reported in June 30, 1999,
  Form 10-Q)................................................    90,454
Exchange offer ratio of Phelps Dodge common shares for each
  common share..............................................    0.2203
Phelps Dodge common shares to be issued.....................    19,927
Closing market price of each Phelps Dodge common share on
  September 17, 1999........................................  $  58.00
                                                              ========
Fair value of Phelps Dodge common shares issued, comprising
  par value of $125 ($6.25 per share) and capital in excess
  of par of $1,031..........................................  $  1,156
Cash Consideration of $6.89 for each Cyprus Amax common
  share.....................................................       623
Redemption of Cyprus Amax Series A Preferred Stock (Note
  3E).......................................................       244
Estimated transaction costs.................................        20
                                                              --------
Purchase price..............................................  $  2,043
                                                              ========

     The final purchase price could change materially from the purchase price estimated above as a result of changes in the market price of common shares of Phelps Dodge and/or the relative market price of Cyprus Amax common shares. There are arrangements in place at Cyprus Amax that could impact the purchase price including employment agreements, change of control severance agreements, stock appreciation rights, and

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

certain pension and other employee benefit plans. In addition, actions may be taken by the management of Cyprus Amax, in a defensive posture or for other reasons, that could impact the purchase price including amending existing agreements or issuing stock options and other similar bonus awards. The potential impact of these factors cannot be estimated but could be material.

     The estimated purchase price does not give effect to outstanding stock options which could impact the number of Phelps Dodge shares issued and/or the purchase price either by their exercise or their conversion to outstanding stock options of Phelps Dodge. Such effects prior to completion of the business combination cannot be reasonably estimated from available public information. As reported in its December 31, 1998, Form 10-K, Cyprus Amax had 6,346,801 stock options outstanding of which 2,024,009 had weighted average exercise prices less than the per share equivalent value of Cyprus Amax common stock as determined by the terms of the exchange offer. If Cyprus Amax's 2,024,009 stock options were exercised prior to consummation of the business combination, the estimated purchase price would be increased by approximately $40 million which would be substantially offset by cash and cash equivalents received as proceeds from such exercises. Although it is Phelps Dodge's desire that all outstanding Cyprus Amax stock options be converted to Phelps Dodge stock options at the exchange offering basis, it is not assured whether such conversions can be achieved in whole or in part nor, consequently, the potential effect on the purchase price.

     The estimated purchase price does not include any effect of Cyprus Amax's outstanding preferred share purchase rights. As described in its December 31, 1998, Form 10-K, Cyprus Amax issued in February 1999 one preferred purchase right for each share of common stock which confers certain rights to the holder including certain rights in the event of an acquisition of 15% or more of Cyprus Amax's common stock.

     The final determination of the purchase price may differ from the amount assumed in the Unaudited Pro Forma Combined Financial Information and that difference may be material.

3.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

     The following assumptions and related pro forma adjustments give effect to the proposed business combination of Phelps Dodge and Cyprus Amax as if such combination occurred on January 1, 1998, in the Unaudited Pro Forma Combined Statements of Operations for the six-month interim period ended June 30, 1999, and for the year ended December 31, 1998, respectively, and on June 30, 1999, for the Unaudited Pro Forma Combined Balance Sheet.

     The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Phelps Dodge would have been had the business combination with Cyprus Amax occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.

     Future cash cost savings are not recognized in this Unaudited Pro Forma Combined Financial Information. Non-recurring items related to 1998 and the six-month interim period ended June 30, 1999 are included (see "Selected Historical Financial Data" at pages 41 through 46 of the September 13, 1999 Proxy Statement for a summary of non-recurring items and special charges).

          (A) Reclassifications have been made to the Cyprus Amax historical consolidated financial information to conform to Phelps Dodge's presentation. The historical financial information of Cyprus Amax excludes the results of operations and assets of its discontinued Coal segment as reported for 1998 operations in Cyprus Amax's Form 8-K dated June 30, 1999, and as reported as of and for the six months ended June 30, 1999, in its Form 10-Q filing for such period. Cyprus Amax's historical financial

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     information for the year ended December 31, 1998, also has been adjusted to exclude the identifiable results of recurring operations of its Lithium segment which was sold in October 1998.

                                 BALANCE SHEET     SIX MONTHS       YEAR ENDED
                                  AT JUNE 30,         ENDED        DECEMBER 31,
                                     1999         JUNE 30, 1999        1998
                                 -------------    -------------    ------------
                                                (IN $ MILLIONS)
Reclassification adjustments:
  Investments and notes
     receivable................         9
  Other assets and deferred
     charges...................        (9)
  Treasury shares..............        86
  Capital in excess of par
     value.....................       (86)
  Miscellaneous income and
     expense, net..............                         8
  Provision for taxes on
     income....................                        (1)
  Equity in net earnings
     (losses) of affiliated
     companies.................                        (7)
Elimination of recurring
  results from sold Lithium
  segment:
  Sales and other operating
     revenues..................                                        (218)
  Cost of products sold
     (derived).................                                        (200)
  Depreciation, depletion and
     amortization expense......                                          (7)

          (B) This pro forma adjustment represents payment of the cash component of the purchase price.

          (C) Phelps Dodge estimates it will incur approximately $20 million of transaction costs, consisting primarily of investment bankers, attorneys and accountant fees, and financial printing and other charges. These estimates are preliminary and therefore are subject to change.

          (D) If the business combination is consummated, it will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Cyprus Amax would be recorded at their estimated fair values.

          Phelps Dodge has not had access to information that is within the peculiar knowledge of Cyprus Amax and has not performed its due diligence necessary to determine the fair value of its assets or liabilities or to identify unknown liabilities or obligations. Pro forma adjustments to allocate the purchase price have been recorded in the Unaudited Pro Forma Combined Financial Information on the basis of fair values reported for certain assets and liabilities in public information of Cyprus Amax. Because fair value information for the remaining assets and liabilities and any possible identifiable intangible assets are not reasonably available to Phelps Dodge, the excess of the historical net book values of Cyprus Amax's assets acquired over the estimated purchase price has been allocated as a reduction of its combined net property, plant and equipment.

          Additionally, Phelps Dodge believes that cost savings will be realized upon the consolidation and integration of Cyprus Amax. Phelps Dodge has not developed formal plans for combining the operations. Accordingly, additional liabilities may be incurred in connection with the business combination and any ultimate restructuring. These additional liabilities and costs have not been contemplated in the Unaudited

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     Pro Forma Combined Financial Information because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available to Phelps Dodge. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the Unaudited Pro Forma Combined Financial Information.

          The merger agreement by and between Asarco and Cyprus Amax has a $45 million termination fee under certain circumstances. If such fee is required to be paid upon consummation of Phelps Dodge's proposed acquisition of Cyprus Amax, cash and cash equivalents of Cyprus Amax would be decreased by the fee payment which in turn would impact the purchase price allocation. The Unaudited Pro Forma Combined Financial Information has been adjusted to give effect to payment of the termination fee.

          The pro forma purchase price allocation adjustments are estimated as follows (in millions):

Reduction of debt to fair value (as reported in Cyprus
  Amax's June 30, 1999, Form 10-Q)..........................  $42
Increase in LIFO based inventory to replacement cost (as
  reported in Cyprus Amax's December 31, 1998, Form 10-K)...  $ 4
Excess projected benefit obligation over the fair value of
  pension plan assets (as reported in Cyprus Amax's December
  31, 1998, Form 10-K, comprising a $5 million reduction of
  prepaid expenses and other assets and a $52 million
  increase in other liabilities and deferred credits).......  $57
Increase in deferred tax liabilities (Note F)...............  $ 5
Increase in net property, plant and equipment (derived).....  $45

          (E) The payment of the cash consideration in connection with the exchange of all Cyprus Amax common shares outstanding is expected to be approximately $623 million. The funds are expected to be obtained from cash on hand and from borrowings under the Corporation's revolving credit facility. The existing revolving credit facility allows borrowings up to $1 billion from time to time until its scheduled maturity on June 25, 2002. The agreement allows for two, one-year renewals beyond the scheduled maturity with approvals of those lenders representing at least two-thirds of the commitments provided by the facility. Phelps Dodge has not made any definitive plans for repayment of borrowings under its revolving credit facility, however, it expects to repay at least an equivalent amount of consolidated debt after completion of the acquisition of Cyprus Amax. Accordingly, no change in interest expense nor debt financing fees have been reflected in the Unaudited Pro Forma Combined Financial Statements.

          (F) The estimated income tax effect of the pro forma adjustments has been recorded based upon the estimated effective tax rate of approximately 15% for Cyprus Amax which rate has been derived from public quarterly and annual filings. The business combination is expected to be a tax-free transaction with Cyprus Amax's historical tax bases surviving for income tax reporting purposes.

          A provision for pro forma income tax expense has been recorded for pro forma adjustments to the Pro Forma Combined Statements of Operations resulting from pro forma purchase price allocation adjustments and other items.

          Cyprus Amax has reported $176 million of U.S. net operating loss carryforwards through 1998, expiring from 1999 to 2012, which along with other deferred tax assets are subject to an existing valuation allowance. The net operating loss carryforwards may be subject to annual limitations after the acquisition because of the change in ownership rules. The annual limits will be calculated as the long-term tax exempt rate (currently 5.18%) times the fair market value of Cyprus Amax. Once all facts are known, the annual limits may necessitate an increase in the consolidated valuation allowance for deferred tax assets.

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

          Pro forma income tax expense and deferred tax allocations recorded upon consummation of the business combination could vary significantly from the pro forma estimates because information regarding Cyprus Amax's income tax reporting is not available to Phelps Dodge.

          (G) This pro forma adjustment reflects the issue of 19,927,000 shares of Phelps Dodge common stock in connection with the exchange offers for all the outstanding common shares of Cyprus Amax. The common stock of Phelps Dodge represents common shares of $125 million at $6.25 per share par value and capital in excess of par of $1,031 million. No common shares have been included for the potential shares issues in connection with the outstanding stock options of Cyprus Amax.

          (H) These pro forma adjustments eliminate the historical shareholders' equity accounts of Cyprus Amax.

          (I) This pro forma adjustment records the estimated increase in depreciation, depletion and amortization expense related to the pro forma increase in property, plant and equipment recorded in connection with the business combination purchase price allocation. Because neither fair value nor book value information regarding the composition of Cyprus Amax's property, plant and equipment is available to Phelps Dodge, actual adjustments to depreciation, depletion and amortization expense could differ substantially from these estimates.

          (J) A pro forma adjustment to recognize imputed interest resulting from the $42 million fair value adjustment of Cyprus Amax's debt has not been provided because information necessary to calculate such adjustment is not reasonably available to Phelps Dodge.

          (K) Pro forma weighted average common stock and common stock equivalents outstanding are estimated as follows (in millions):

                                         SIX MONTHS          YEAR ENDED
                                       ENDED JUNE 30,       DECEMBER 31,
                                            1999                1998
                                      ----------------    ----------------
                                      BASIC    DILUTED    BASIC    DILUTED
                                      -----    -------    -----    -------
Average number of Phelps Dodge
  common shares outstanding.........  57.8      57.8      58.2      58.5
Phelps Dodge common shares to be
  issued in connection with the
  business combination (Note 2).....  19.9      19.9      19.9      19.9
                                      ----      ----      ----      ----
                                      77.7      77.7      78.1      78.4
                                      ====      ====      ====      ====

     The average number of common shares outstanding does not give effect to Cyprus Amax's outstanding stock options or other common stock equivalents, which cannot be estimated because information is not available to Phelps Dodge. Based upon public information reported and the current exchange offer basis, Phelps Dodge estimates that the incremental number of Phelps Dodge shares issueable upon the exercise of all Cyprus Amax outstanding stock options is approximately
2.1 million.